Exhibit 1.1

EXECUTION VERSION

ABBVIE INC.

$750,000,000 SENIOR FLOATING RATE Notes due may 2021
$750,000,000 SENIOR FLOATING RATE Notes due November 2021
$750,000,000 SENIOR FLOATING RATE Notes due 2022
$1,750,000,000 2.150% Senior Notes due 2021
$3,000,000,000 2.300% Senior Notes due 2022
$3,750,000,000 2.600% Senior Notes due 2024
$4,000,000,000 2.950% Senior Notes due 2026
$5,500,000,000 3.200% Senior Notes due 2029
$4,000,000,000 4.050% Senior Notes due 2039
$5,750,000,000 4.250% Senior Notes due 2049

PURCHASE AGREEMENT

November 12, 2019

Morgan Stanley & Co. LLC

BofA Securities, Inc.
Barclays Capital Inc.

As Representatives of the Initial Purchasers

c/o	Morgan Stanley & Co. LLC 1585 Broadway New York, New York 10036

BofA Securities, Inc. One Bryant Park New York, New York 10036

Barclays Capital Inc. 745 Seventh Avenue New York, New York 10019

Ladies and Gentlemen:

AbbVie Inc., a Delaware corporation (the “Company”), proposes to issue and sell to the several purchasers named in Schedule I hereto (the “Initial Purchasers”) pursuant to this Purchase Agreement (the “Agreement”) $750,000,000 aggregate principal amount of its Senior Floating Rate Notes due May 2021 (the “May 2021 Floating Rate Notes”), $750,000,000 aggregate principal amount of its Senior Floating Rate Notes due November 2021 (the “November 2021 Floating Rate Notes”), $750,000,000 aggregate principal amount of its Senior Floating Rate Notes due 2022 (the “2022 Floating Rate Notes”), $1,750,000,000 aggregate principal amount of its 2.150% Senior Notes due 2021 (the “2021 Notes”), $3,000,000,000 aggregate principal amount of its 2.300% Senior Notes due 2022 (the “2022 Notes”), $3,750,000,000 aggregate principal amount of its 2.600% Senior Notes due 2024 (the “2024 Notes”), $4,000,000,000 aggregate principal amount of its 2.950% Senior Notes due 2026 (the “2026 Notes”), $5,500,000,000 aggregate principal amount of its 3.200% Senior Notes due 2029 (the “2029 Notes”), $4,000,000,000 aggregate principal amount of its 4.050% Senior Notes due 2039 (the “2039 Notes”) and $5,750,000,000 aggregate principal amount of its 4.250% Senior Notes due 2049 (the “2049 Notes”, and together with the 2039 Notes, the 2029 Notes, the 2026 Notes, the 2024 Notes, the 2022 Notes, the 2021 Notes, the 2022 Floating Rate Notes, the November 2021 Floating Rate Notes and the May 2021 Floating Rate Notes, the “Notes”). Morgan Stanley & Co. LLC, BofA Securities, Inc. and Barclays Capital Inc. have agreed to act as the Representatives of the several Initial Purchasers (the “Representatives” or “you”) in connection with the offering and sale of the Notes.

The Securities (as defined herein) will be issued pursuant to the indenture dated as of November 8, 2012, as amended or supplemented from time to time prior to the date hereof (the “Base Indenture”), between the Company and U.S. Bank National Association, as Trustee (the “Trustee”), as further supplemented by Supplemental Indenture No. 7, to be dated as of November 21, 2019, between the Company and the Trustee (the “Supplemental Indenture”, and the Base Indenture as supplemented by the Supplemental Indenture, the “Indenture”).

The Securities are being issued to finance a portion of the purchase price payable in connection with the Company’s acquisition of Allergan plc, an Irish public limited company (“Allergan”), to the extent set forth in, and pursuant to, the Transaction Agreement, dated as of June 25, 2019 (the “Transaction Agreement”), by and among the Company, Venice Subsidiary LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Company (“Acquirer Sub”), and Allergan. Subject to the conditions contained in the Transaction Agreement, Acquirer Sub will acquire all of the outstanding shares of Allergan (the “Transaction”), from the date that the Transaction is consummated. If, on the date that is 90 days after the consummation of the Transaction (the “Guarantee Date”), any of the Company’s direct or indirect existing or future wholly-owned subsidiaries, subject to certain exceptions for foreign subsidiaries, guarantee (a) certain borrowed debt of Allergan or any of its subsidiaries that in aggregate exceeds $3.0 billion or (b) the Company’s obligations under certain borrowed debt in an aggregate amount of at least $2.0 billion, then the Notes will be, jointly and severally, unconditionally guaranteed (the “Guarantee”) on an unsubordinated unsecured basis by such subsidiaries (each, a “Guarantor” and, collectively, the “Guarantors”) in accordance with the terms of the Indenture, as described in the Preliminary Memorandum. The Notes and the Guarantee attached thereto (if any) are herein collectively referred to as the “Securities”.

Prior to the offering of the Securities, the Company commenced (1) offers to exchange (the “Exchange Offers”) any and all outstanding notes of certain series issued by Allergan, Inc., a Delaware corporation (“Allergan Inc”), Allergan Sales, LLC, a Delaware limited liability company (“Allergan Sales”), Allergan Funding SCS, a Luxembourg limited partnership (“Allergan Funding”), or Allergan Finance, LLC, a Nevada limited liability company (“Allergan Finance” and, together with Allergan Inc, Allergan Sales and Allergan Funding, the “Allergan Issuers”), as applicable (the “Existing Allergan Notes”) for newly issued notes of the Company, in each case with the same interest rate, maturity and interest payment dates as the applicable series of Existing Allergan Notes for which they are exchanged (collectively, the “New AbbVie Exchange Notes”), as set forth in the confidential offering memorandum and consent solicitation statement, dated October 25, 2019 (the “Exchange Offering Memorandum”), and (2) related consent solicitations on behalf of Allergan to the holders of each series of Existing Allergan Notes to adopt certain proposed amendments to each of the indentures governing the Existing Allergan Notes on the terms set forth in the Exchange Offering Memorandum.

The Company understands that the Initial Purchasers propose to make an offering of the Securities on the terms and in the manner set forth herein and in the Time of Sale Memorandum (as defined herein) and agrees that the Initial Purchasers may resell, subject to the conditions set forth herein, all or a portion of the Securities to purchasers (the “Subsequent Purchasers”) on the terms set forth in the Time of Sale Memorandum (the first time when sales of the Securities are made is referred to as the “Time of Sale”). The Securities will be offered without being registered under the Securities Act of 1933, as amended (the “Securities Act”), to qualified institutional buyers in compliance with the exemption from registration provided by Rule 144A under the Securities Act (“Rule 144A”) and in offshore transactions in reliance on Regulation S under the Securities Act (“Regulation S”).

The Securities will have the benefit of a registration rights agreement (the “Registration Rights Agreement”) between the Company and the Representatives on behalf of the several Initial Purchasers, pursuant to which the Company will agree to file with the U.S. Securities and Exchange Commission (the “Commission”) (i) a registration statement under the Securities Act such registration statement, the “Exchange Offer Registration Statement”) relating to the Securities of each series in a like aggregate principal amount as the Company issued under the Indenture (subject to any reductions in aggregate principal amount pursuant to the terms of the Indenture), identical in all material respects to the Securities of each such series and registered under the Securities Act (the “Exchange Notes” and if and to the extent that a Guarantor has provided the Guarantee prior to the time the Exchange Offer Registration Statement is filed (the “Exchange Guarantees”) and the Exchange Notes, together with the Exchange Guarantees (if any), the “Exchange Securities”), to be offered in exchange for the Securities of each such series (such offer to exchange being referred to as the “Registered Exchange Offer”) and/or, in certain circumstances (ii) a shelf registration statement pursuant to Rule 415 under the Securities Act (the “Resale Shelf Registration Statement” and, together with the Exchange Offer Registration Statement, the “Registration Statements”) relating to the resale by certain holders of the Securities of each series and to use their commercially reasonable efforts to cause such Registration Statements to be declared and remain effective and usable for the periods specified in the Registration Rights Agreement and to consummate the Registered Exchange Offer.

In connection with the sale of the Securities, the Company has prepared a preliminary offering memorandum (the “Preliminary Memorandum”) and will prepare a final offering memorandum (the “Final Memorandum”) including or incorporating by reference a description of the terms of the Securities, the terms of the offering and a description of the Company. For purposes of this Agreement, “Free Writing Communication” means any written communication (as defined in Rule 405 under the Securities Act) that constitutes an offer to sell or a solicitation of an offer to buy the Securities and is made by means other than the Preliminary Memorandum or the Final Memorandum; “Additional Written Offering Communication” means a Free Writing Communication prepared by or on behalf of the Company, used or referred to by the Company or containing a description of the final terms of the Securities or of the offering of the Securities; “Time of Sale Memorandum” means the Preliminary Memorandum with any Additional Written Offering Communication existing at the Time of Sale and the information which is intended for general distribution to prospective investors, as evidenced by its being specified in Schedule II hereto under the caption Time of Sale Information; “Supplemental Marketing Material” means the Additional Written Offering Communication specified in Schedule II hereto under the caption Supplemental Marketing Material; and “General Solicitation” means any offer to sell or solicitation of an offer to buy the Securities by any form of general solicitation or advertising (as those terms are used in Regulation D under the Securities Act). As used herein, the terms Preliminary Memorandum, Time of Sale Memorandum and Final Memorandum shall include the documents, if any, incorporated by reference therein on the date hereof. The terms “supplement”, “amendment” and “amend” as used herein with respect to the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum or any Additional Written Offering Communication shall include all documents subsequently filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are deemed to be incorporated by reference therein.

1.             Representations and Warranties. The Company represents and warrants to, and agrees with, each of the Representatives that:

(a)             Offering Memorandum and Disclosure at Time of Sale. (i) Each document, if any, filed or to be filed pursuant to the Exchange Act and incorporated by reference in the Preliminary Memorandum, the Time of Sale Memorandum or the Final Memorandum complied or will comply when so filed in all material respects with the Exchange Act and the applicable rules and regulations of the Commission thereunder, (ii) to the knowledge of the Company, each document, or the applicable portions thereof, if any, filed or to be filed by Allergan pursuant to the Exchange Act and incorporated by reference in the Preliminary Memorandum, the Time of Sale Memorandum or the Final Memorandum complied or will comply when so filed in all material respects with the Exchange Act and the applicable rules and regulations of the Commission thereunder, (iii) the Time of Sale Memorandum as of the Time of Sale does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (iv) any Supplemental Marketing Material prepared, used or referred to by the Company, when considered together with the Time of Sale Memorandum, as of the Time of Sale did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (v) the Final Memorandum, as of its date and on the Closing Date (as defined in Section 4), will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements or omissions in the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum, Additional Written Offering Communication or General Solicitation based upon the Initial Purchasers’ Information (as defined in Section 8 below) relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through the Representatives expressly for use therein.

(b)            Additional Written Offering Communications. Except for the Additional Written Offering Communications, if any, identified in Schedule II hereto, including electronic road shows, if any, each furnished to you before first use, the Company has not prepared, used or referred to, and will not, without your prior consent, prepare, use or refer to, any Additional Written Offering Communication.

(c)            No Material Adverse Change in Company Business. Neither (i) the Company nor any of its subsidiaries nor (ii) to the Company’s knowledge, Allergan and each of Allergan’s subsidiaries, has sustained since the date of the latest audited financial statements included or incorporated by reference in the Preliminary Memorandum, the Time of Sale Memorandum and the Final Memorandum any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, in each case which is material to (x) the Company and its subsidiaries taken as a whole or (y) Allergan and its subsidiaries taken as a whole, as applicable, otherwise than as set forth or contemplated in the Preliminary Memorandum, the Time of Sale Memorandum or the Final Memorandum; and, since the respective dates as of which information is given in the Preliminary Memorandum, the Time of Sale Memorandum or the Final Memorandum, there has not been any material change in the consolidated capital stock or any material increase in the consolidated long-term debt of the Company and its subsidiaries, taken as a whole (or, to the Company’s knowledge, any such changes with respect to Allergan and its subsidiaries, taken as a whole), or any material adverse change, or any development involving a prospective material adverse change, in or affecting the business, financial position, shareholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole (or, to the Company’s knowledge, any such changes with respect to Allergan and its subsidiaries, taken as a whole), otherwise than as set forth or contemplated in the Time of Sale Memorandum;

(d)             Good Standing of the Company. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, has the corporate power and authority to own its properties and conduct its business as described in the Time of Sale Memorandum, and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its property requires such qualification, except where failure to be so qualified or in good standing would not, in the aggregate, have a material adverse effect upon the Company and its subsidiaries, taken as a whole;

(e)             Good Standing of Subsidiaries. Each of the “significant subsidiaries” of the Company (as such term is defined in Rule 1-02(w) of Regulation S-X promulgated under the Securities Act) has been duly organized, is validly existing as a corporation in good standing under the laws of the jurisdiction of its organization, is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its property requires such qualification, except where failure to be so qualified or in good standing would not, in the aggregate, have a material adverse effect upon the Company and its subsidiaries, taken as a whole;

(f)              Authorization of this Agreement. This Agreement has been duly authorized, executed and delivered by the Company;

(g)             Authorization of the Notes. The Notes have been duly authorized by the Company, and if required by the Indenture on or after the Guarantee Date, the Guarantee will be duly authorized by each Guarantor, and when executed and authenticated and registered in the name of the holders thereof in the register of holders maintained for such purposes, in each case in accordance with the provisions of the Indenture, and delivered to and paid for by the Initial Purchasers in accordance with the terms of this Agreement, will, assuming due execution and delivery by the Trustee, be valid and binding obligations of the Company (and each Guarantor, as the case may be), enforceable in accordance with their terms and the terms of the Indenture, in each case subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and general principles of equity (collectively, the “Enforceability Exceptions”), and will be entitled to the benefits of the Indenture, subject to the Enforceability Exceptions and except as rights to indemnification and contribution may be limited under applicable law; the Exchange Notes will be duly and validly authorized by the Company, the Company shall cause each Guarantor to duly and validly authorize the Exchange Guarantee if the Guarantees are then required by the Indenture, and when the Exchange Securities are executed and authenticated and registered in the name of the holders thereof in the register of holders maintained for such purposes, in each case in accordance with the terms of the Indenture, the Registration Rights Agreement and the Registered Exchange Offer, the Exchange Securities will, assuming due execution and delivery by the Trustee, be valid and binding obligations of the Company (and each Guarantor, as the case may be), enforceable in accordance with their terms and the terms of the Indenture, in each case subject to the Enforceability Exceptions;

(h)             Authorization of the Indenture and the Registration Rights Agreement. Each of the Indenture and the Registration Rights Agreement has been duly authorized by the Company (and will be duly authorized by each Guarantor following the Guarantee Date, if such documents are required to be entered into by the Guarantors by the terms thereof) and, assuming due execution and delivery by the other parties thereto, when executed and delivered by the Company (and each Guarantor, as the case may be), will each be a valid and binding agreement of the Company (and each Guarantor, as the case may be), enforceable in accordance with its terms, subject to the Enforceability Exceptions, and except as rights to indemnification and contribution under the Registration Rights Agreement may be limited under applicable law. The Indenture and the Securities will conform to the descriptions thereof contained in the Time of Sale Memorandum as amended or supplemented with respect to such Securities;

(i)              Absence of Defaults and Conflicts. The issue and sale of the Securities and the compliance by the Company with all of the provisions of the Securities, the Indenture, the Registration Rights Agreement and this Agreement, and the consummation of the transactions contemplated herein, therein or by the Time of Sale Memorandum, will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or any of its subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party, or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) result in any violation of the provisions of the articles of incorporation or by-laws, each as amended, of the Company or (iii) result in a violation of any applicable law, statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries, or any of their respective properties, in any such case described in clause (i) or (iii) the effects of which would, individually or in the aggregate, be materially adverse to the Company and its subsidiaries, taken as a whole;

(j)             Absence of Further Requirements. No consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the issue and sale of the Securities or the consummation by the Company of the transactions contemplated by this Agreement, the Securities, the Indenture or the Registration Rights Agreement except such as have already been obtained or may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Securities and except as would not, individually or in the aggregate, be materially adverse to the Company’s ability to consummate the transactions contemplated thereby, and solely in connection with the Company’s obligations under the Registration Rights Agreement, the federal securities laws;

(k)            Absence of Proceedings. Other than as set forth in the Time of Sale Memorandum, there are no legal or governmental proceedings pending to which the Company or any of its subsidiaries is a party or of which any property of the Company or any of its subsidiaries is the subject (including, without limitation, any proceedings before the United States Food and Drug Administration or comparable Federal, state, local or foreign governmental bodies) that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, financial position, shareholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole; and, to the Company’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others;

(l)             eXtensible Business Reporting Language. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Preliminary Memorandum, the Time of Sale Memorandum or the Final Memorandum fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(m)            Financial Statements. Except as noted therein, (i) the consolidated financial statements of the Company, and the related notes thereto, contained in the Time of Sale Memorandum present fairly in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates indicated and the results of their operations and changes in their combined cash flows for the periods specified; (ii) such financial statements have been prepared in conformity with accounting principles generally accepted in the United States applied on a consistent basis; (iii) the selected financial data of the Company and its subsidiaries contained in the Time of Sale Memorandum present fairly the information shown therein and have been compiled on a basis consistent with that of the financial statements of the Company contained in the Time of Sale Memorandum; and (iv) to the knowledge of the Company, the consolidated financial statements of Allergan, and the related notes thereto, contained in the Time of Sale Memorandum present fairly in all material respects the consolidated financial position of Allergan and its consolidated subsidiaries as of the dates indicated and the results of their operations and changes in their combined cash flows for the periods specified in conformity with U.S. generally accepted accounting principles applied on a consistent basis throughout the period covered thereby and such financial statements have been prepared in conformity with accounting principles generally accepted in the United States applied on a consistent basis.

(n)             Compliance with the Sarbanes-Oxley Act. There is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 related to loans and Sections 302 and 906 related to certifications.

(o)             Accounting Controls. The Company and its subsidiaries (i) make and keep accurate books and records in all material respects and (ii) maintain internal accounting controls which provide reasonable assurance that (A) transactions are executed in accordance with management’s authorization, (B) transactions are recorded as necessary to permit preparation of their financial statements and to maintain accountability for their assets, (C) access to their assets is permitted only in accordance with management’s authorization and (D) the reported accountability for their assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any difference;

(p)             Disclosure Controls. The Company has established, maintains and will maintain disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) which are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported in accordance with the Exchange Act and the rules and regulations thereunder. The Company has carried out evaluations, and the Company will carry out evaluations, under the supervision and with the participation of the Company’s management, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures in accordance with Rule 13a-15 of the Exchange Act;

(q)           Independent Registered Public Accounting Firm. (i) Ernst & Young LLP, which has audited and reported on certain financial statements of the Company and its subsidiaries for the years ended December 31, 2017 and December 31, 2018 is an independent registered public accounting firm with respect to the Company and its subsidiaries as required by the Securities Act and the Exchange Act and the rules and regulations of the Commission and the PCAOB, and (ii) to the knowledge of the Company, Pricewaterhouse Coopers LLP, which has audited and reported on certain financial statements of Allergan and its subsidiaries for the years ended December 31, 2017 and December 31, 2018 is an independent registered public accounting firm with respect to Allergan and its subsidiaries as required by the Securities Act and the Exchange Act and the rules and regulations of the Commission and the PCAOB.

(r)             Anti-Corruption. None of the Company, its subsidiaries, affiliates, directors or officers has taken any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to improperly influence official action or secure an improper advantage; and the Company and its subsidiaries and affiliates have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained in this paragraph;

(s)            Investment Company. The Company is not, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Prospectus will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(t)             Anti-Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”), and the applicable anti-money laundering statutes of jurisdictions where the Company and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened, except for any such action, suit or proceeding, individually or in the aggregate, as would not have a material adverse effect on the Company and its subsidiaries, taken as a whole;

(u)             OFAC. (i) None of the Company, its subsidiaries or, to the Company’s knowledge, any of their respective officers or directors is an individual or entity (“Person”) that is an Embargoed Person; provided that if any subsidiary of the Company becomes an Embargoed Person pursuant to clause (B)(3) of the definition thereof as a result of a country or territory becoming subject to any applicable Sanctions program after the Closing Date, such Person shall not be an Embargoed Person so long as the Company is taking reasonable steps to either obtain an appropriate license for transacting business in such country or territory or to cause such Person to no longer reside, be organized or chartered or have a place of business in such country or territory and such Person’s residing, being organized or chartered or having a place of business in such country or territory would not be reasonably expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole;

(ii)             “Embargoed Person” means (A) any country or territory that is the target of a sanctions program administered by U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) or (B) any Person that (1) is or is owned or controlled by a Person publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by OFAC, (2) is the target of a sanctions program or sanctions list administered by OFAC, the State Department of the United States, the European Union or Her Majesty’s Treasury (collectively, “Sanctions”) or (3) resides, is organized or chartered, or has a place of business in a country or territory that is the subject of a Sanctions program administered by OFAC that prohibits dealing with the government of such country or territory (unless such Person has an appropriate license to transact business in such country or territory or otherwise is permitted to reside, be organized or chartered or maintain a place of business in such country or territory without violating any Sanctions); and

(iii)            Except as permitted by Sanctions, the Company will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:

(A)            to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or

(B)            in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

(v)             Transaction Agreement. (i) The Transaction Agreement has been duly authorized, executed and delivered by the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited to bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and subject to general principles of equity and (ii) nothing has come to the attention of the Company that would cause it to believe that any of the representations and warranties (as qualified therein and taking into account the matters described in the disclosure schedules thereto) of Allergan set forth in the Transaction Agreement is not true and correct in all material respects as of the date hereof, except where the failure of such representations and warranties to be so true and correct has not had, individually or in the aggregate, a Company Material Adverse Effect (as defined in the Transaction Agreement).

(w)            Pro Forma Financial Statements. The pro forma financial statements, including the notes thereto, of the Company contained in the Company’s Current Reports on Form 8-K, filed with the Commission on September 16, 2019 and November 7, 2019, in respect of its proposed acquisition of Allergan, and incorporated by reference in the Time of Sale Memorandum and the Final Memorandum, have been prepared and presented in accordance with the rules and regulations of the Commission, and have been properly compiled on the bases described therein, the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein.

(x)             None of the Company, its affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act, each an “Affiliate”), or any person acting on its or any of their behalf (other than the Initial Purchasers or persons acting on their behalf, as to whom the Company makes no representation or warranty) has (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the sale of the Securities in a manner that would require the registration under the Securities Act of the Securities, (ii) made any General Solicitation that is not an Additional Written Offering Communication other than General Solicitations listed on Schedule II hereto or those made with the prior written notice of the Representatives, or (iii) offered, solicited offers to buy or sold the Securities in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act. With respect to those Securities sold in reliance upon Regulation S, (i) none of the Company, its Affiliates or any person acting on its or their behalf (other than the Initial Purchasers or persons acting on their behalf, as to whom the Company makes no representation or warranty) has engaged or will engage in any directed selling efforts within the meaning of Regulation S and (ii) each of the Company and its Affiliates and any person acting on its or their behalf (other than each Initial Purchaser or persons acting on their behalf, as to whom the Company makes no representation or warranty) has complied and will comply with the offering restrictions set forth in Regulation S.

(y)            The Company and its Affiliates and all persons acting on their behalf (other than the Initial Purchasers or persons acting on their behalf, as to whom the Company makes no representation) have complied with and will comply with the offering restrictions requirements of Regulation S in connection with the offering of the Securities outside the United States and, in connection therewith, the Time of Sale Memorandum contains, and the Final Memorandum will contain the disclosure required by Rule 902. The Securities issued and delivered in reliance on Regulation S will be represented upon issuance by a temporary global security that may not be exchanged for definitive securities until the expiration of the 40-day restricted period referred to in Rule 903 of the Securities Act and only upon certification of beneficial ownership of such Securities by non-U.S. persons or U.S. persons who purchased such Securities in transactions that were exempt from the registration requirements of the Securities Act.

(z)             It is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchasers and to each Subsequent Purchaser in the manner contemplated by this Agreement to register the Securities under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”, which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder).

(aa)           The Securities are eligible for resale pursuant to Rule 144A and will not be, at the Closing Date, of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated interdealer quotation system.

(bb)          The Company is subject to and in full compliance with the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

2.             Agreements to Sell and Purchase. The Company hereby agrees to sell to the several Initial Purchasers, and each Initial Purchaser, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees, severally and not jointly, to purchase from the Company the respective principal amount of Securities set forth in Schedule I hereto opposite its name at a purchase price of (i) 99.850% of the principal amount of the May 2021 Floating Rate Notes, (ii) 99.850% of the principal amount of the November 2021 Floating Rate Notes, (iii) 99.750% of the principal amount of the 2022 Floating Rate Notes, (iv) 99.835% of the principal amount of the 2021 Notes, (v) 99.652% of the principal amount of the 2022 Notes, (vi) 99.561% of the principal amount of the 2024 Notes, (vii) 99.481% of the principal amount of the 2026 Notes, (viii) 99.525% of the principal amount of the 2029 Notes, (ix) 98.897% of the principal amount of the 2039 Notes and (x) 98.688% of the principal amount of the 2049 Notes (collectively, the “Purchase Price”), plus accrued interest, if any, to the Closing Date.

3.             Terms of Offering. You have advised the Company that the Initial Purchasers will make an offering of the Securities purchased by the Initial Purchasers hereunder as soon as practicable after this Agreement is entered into as in your judgment is advisable.

4.             Payment and Delivery. Payment for the Securities shall be made to the Company to the account or accounts specified by the Company by wire transfer in immediately available funds against delivery of such Securities to (i) Morgan Stanley & Co. LLC, in the case of the May 2021 Floating Rate Notes, the 2024 Notes, the 2039 Notes and the 2049 Notes, (ii) BofA Securities, Inc., in the case of the 2026 Notes and the 2029 Notes and (iii) Barclays Capital Inc., in the case of the November 2021 Floating Rate Notes, the 2022 Floating Rate Notes, the 2021 Notes and the 2022 Notes, for the respective accounts of the several Initial Purchasers at 10:00 a.m., New York City time, on November 21, 2019, or at such other time on the same or such other date, not later than the fifth business day thereafter, as shall be designated in writing by you and the Company. The time and date of such payment are hereinafter referred to as the “Closing Date.” Such delivery and payment shall be made at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017 (or such other place as may be agreed to by the Company and the Representatives).

The Securities shall be in definitive form or global form, as specified by the Representatives, and registered in such names and in such denominations as the Representatives shall request in writing not later than one full business day prior to the Closing Date. The Securities shall be delivered to (i) Morgan Stanley & Co. LLC, in the case of the May 2021 Floating Rate Notes, the 2024 Notes, the 2039 Notes and the 2049 Notes, (ii) BofA Securities, Inc., in the case of the 2026 Notes and the 2029 Notes and (iii) Barclays Capital Inc., in the case of the November 2021 Floating Rate Notes, the 2022 Floating Rate Notes, the 2021 Notes and the 2022 Notes on the Closing Date for the respective accounts of the several Initial Purchasers, with any transfer taxes payable in connection with the transfer of the Securities to the Initial Purchasers duly paid, against payment of the Purchase Price therefor plus accrued interest, if any, to the date of payment and delivery. Time shall be of the essence, and delivery at the time and place specified in this Agreement is a condition to the obligations of the Initial Purchasers.

5.             Conditions to the Initial Purchasers’ Obligations. The several obligations of the Initial Purchasers to purchase and pay for the Securities on the Closing Date are subject to the satisfaction or waiver, as determined by the Representatives, in their sole discretion of the following conditions precedent on or prior to the Closing Date:

(a)             On or after the date of this Agreement (i) no downgrading shall have occurred, nor shall any notice have been given of any intended or potential downgrading, in the rating accorded the Company (if any) or any of the securities of the Company or any of its subsidiaries by Moody’s Investor Services or Standard & Poor’s Ratings Service and (ii) neither organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of the Company’s debt securities.

(b)             (i) Neither the Company nor any of its subsidiaries shall have sustained since the date of the latest financial statements included in the Time of Sale Memorandum any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Preliminary Memorandum, Time of Sale Memorandum or the Final Memorandum, and (ii) since the respective dates as of which information is given in the Preliminary Memorandum, Time of Sale Memorandum or the Final Memorandum, there shall not have been any change in the consolidated capital stock or any increase in the consolidated long-term debt of the Company and its subsidiaries, taken as a whole, or any change, or any development involving a prospective change, in or affecting the business, financial position, shareholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole, otherwise than as set forth or contemplated in the Preliminary Memorandum, Time of Sale Memorandum or the Final Memorandum, the effect of which, in any such case described in clause (i) or (ii), is in the reasonable judgment of the Representatives so material and adverse as to make it impracticable or inadvisable to proceed with the offering or the delivery of the Securities on the terms and in the manner contemplated in the Preliminary Memorandum, Time of Sale Memorandum or the Final Memorandum.

(c)             The Initial Purchasers shall have received on the Closing Date a certificate, dated the Closing Date and signed by an officer of the Company, to the effect set forth in Section 5(a) and to the effect that the representations and warranties of the Company contained in this Agreement are true and correct as of the Closing Date and that the Company has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date.

The officer signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened.

(d)             The Initial Purchasers shall have received on the Closing Date an opinion and negative assurance letter of Kirkland & Ellis LLP, outside counsel for the Company, dated the Closing Date, in form and substance reasonably satisfactory to the Initial Purchasers. Such opinion and negative assurance letter shall be rendered to the Initial Purchasers at the request of the Company and shall so state therein. The Company intends and agrees that Kirkland & Ellis LLP is authorized to rely upon all of the factual representations made by the Company in this Agreement in connection with rendering its opinions pursuant to this subsection.

(e)             The Initial Purchasers shall have received on the Closing Date an opinion of the associate general counsel of the Company, in form and substance reasonably satisfactory to the Initial Purchasers.

(f)             The Initial Purchasers shall have received on the Closing Date an opinion and negative assurance letter of Davis Polk & Wardwell LLP, counsel for the Initial Purchasers, dated the Closing Date, with respect to such matters as may be reasonably requested by the Initial Purchasers. The Company intends and agrees that Davis Polk & Wardwell LLP is authorized to rely upon all of the factual representations made by the Company in this Agreement in connection with rendering its opinions pursuant to this subsection.

(g)            On the date hereof and on the Closing Date, the Company shall have requested and caused Ernst & Young LLP and Pricewaterhouse Coopers LLP to furnish to the Initial Purchasers, in form and substance reasonably satisfactory to the Initial Purchasers and their counsel, letters containing information of the type ordinarily included in accountants “comfort letters” to initial purchasers with respect to the financial statements and certain financial information with respect to the Company and Allergan, as applicable, included or incorporated by reference in the Time of Sale Memorandum and the Final Memorandum, dated as of the date hereof and as of the Closing Date, respectively, in form and substance reasonably satisfactory to the Initial Purchasers, provided that each such letter shall use a “cut-off” date for the procedures referenced therein no earlier than two business days prior to the date of delivery.

6.             Covenants of the Company. The Company covenants with each Initial Purchaser as follows:

(a)             To furnish to you in New York City, without charge, prior to 10:00 a.m. New York City time on the business day next succeeding the date of this Agreement and during the period mentioned in Section 6(d) or (e), as many copies of the Time of Sale Memorandum, the Final Memorandum, any documents incorporated by reference therein and any supplements and amendments thereto as you may reasonably request.

(b)            Before amending or supplementing the Preliminary Memorandum, the Time of Sale Memorandum or the Final Memorandum, to furnish to you a copy of each such proposed amendment or supplement and not to use any such proposed amendment or supplement to which you reasonably object.

(c)             To furnish to you a copy of each proposed Additional Written Offering Communication to be prepared by or on behalf of, used by, or referred to by the Company and not to use or refer to any proposed Additional Written Offering Communication to which you reasonably object.

(d)             If the Time of Sale Memorandum is being used to solicit offers to buy the Securities at a time when the Final Memorandum is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Time of Sale Memorandum in order to make the statements therein, in the light of the circumstances, not misleading, or if, in the opinion of counsel for the Initial Purchasers, it is necessary to amend or supplement the Time of Sale Memorandum to comply with applicable law, forthwith to prepare and furnish, at its own expense, to the Initial Purchasers and to any dealer upon request, either amendments or supplements to the Time of Sale Memorandum so that the statements in the Time of Sale Memorandum as so amended or supplemented will not, in the light of the circumstances when delivered to a Subsequent Purchaser, be misleading or so that the Time of Sale Memorandum, as amended or supplemented, will comply with applicable law.

(e)             If, during such period after the date hereof and prior to the date on which all of the Securities shall have been sold by the Initial Purchasers, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Final Memorandum in order to make the statements therein, in the light of the circumstances when the Final Memorandum is delivered to a purchaser, not misleading, or if, in the opinion of counsel for the Initial Purchasers, it is necessary to amend or supplement the Final Memorandum to comply with applicable law, forthwith to prepare and furnish, at its own expense, to the Initial Purchasers, either amendments or supplements to the Final Memorandum so that the statements in the Final Memorandum as so amended or supplemented will not, in the light of the circumstances when the Final Memorandum is delivered to a Subsequent Purchaser, be misleading or so that the Final Memorandum, as amended or supplemented, will comply with applicable law.

(f)             To endeavor to qualify the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as you shall reasonably request; provided that the Company shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction or subject itself to taxation in a jurisdiction in which it is not otherwise subject.

(g)            Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, to pay or cause to be paid the following: (i) the fees, disbursements and expenses of the Company’s counsel and the Company’s accountants in connection with the issuance and sale of the Securities and all other fees or expenses in connection with the preparation of the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum, any Additional Written Offering Communication prepared by or on behalf of, used by, or referred to by the Company and any amendments and supplements to any of the foregoing, including the mailing and delivering of copies thereof to the Initial Purchasers; (ii) the cost of printing or producing this Agreement, the Indenture, any Blue Sky survey and any other documents in connection with the offer, purchase, sale and delivery of the Securities; (iii) all expenses in connection with the qualification of the Securities for offering and sale under state securities laws as provided in Section 6(f) hereof, including the reasonable fees and disbursements of counsel for the Initial Purchasers in connection with such qualification and in connection with the Blue Sky or legal investment memorandum; (iv) any reasonable fees charged by securities rating services for the rating of the Securities; (v) the fees and expenses of the Trustee and any agent of the Trustee and the fees and disbursements of counsel for any Trustee in connection with the Indenture and the Securities; (vi) the fees and expenses, if any, incurred in connection with the admission of the Securities for trading on any appropriate market system; and (vii) all other costs and expenses incident to the performance of the obligations of the Company hereunder which are not otherwise specifically provided for in this Section 6. It is understood, however, that, except as provided in this Section 6, Section 8 and Section 10(b) hereof, the Initial Purchasers will pay all of their own costs and expenses, including the fees and disbursements of their counsel, transfer taxes payable on resale of any of the Securities by them and any advertising expenses connected with any offers they may make related to such resales.

(h)             Neither the Company nor any Affiliate will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) which could be integrated with the sale of the Securities in a manner which would require the registration under the Securities Act of the Securities.

(i)              To furnish you with any proposed General Solicitation to be made by the Company or on its behalf before its use, and not to make or use any proposed General Solicitation without your prior written consent.

(j)             While any of the Securities remain “restricted securities” within the meaning of the Securities Act, to make available, upon request, to any seller of such Securities the information specified in Rule 144A(d)(4) under the Securities Act, unless the Company is then subject to Section 13 or 15(d) of the Exchange Act.

(k)             None of the Company, its Affiliates or any person acting on its or their behalf (other than the Initial Purchasers or persons acting on their behalf) will engage in any directed selling efforts (as that term is defined in Regulation S) with respect to the Securities, and the Company and its Affiliates and each person acting on its or their behalf (other than the Initial Purchasers or persons acting on their behalf) will comply with the offering restrictions requirement of Regulation S.

(l)              The Company will not, and will not permit any person that is an affiliate (as defined in Rule 144 under the Securities Act) at such time (or has been an affiliate within the three months preceding such time) to, resell any of the Securities which constitute “restricted securities” under Rule 144 that have been reacquired by any of them.

(m)            If Exchange Securities are required to be issued, following the issuance of Exchange Securities pursuant to an effective registration statement or the effectiveness of an applicable shelf registration statement and for so long as the Securities are outstanding if, in the judgment of the Initial Purchasers or any of their respective affiliates (as such term is defined in the Securities Act) that are required to deliver a prospectus in connection with market-making activities with respect to, the Securities, to periodically amend the applicable registration statement so that the information contained therein complies with the requirements of Section 10 of the Securities Act, to amend the applicable registration statement or supplement the related prospectus or the documents incorporated therein when necessary to reflect any material changes in the information provided therein so that the registration statement and the prospectus will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances existing as of the date the prospectus is so delivered, not misleading and to provide the Initial Purchasers with copies of each amendment or supplement filed and such other documents as the Initial Purchasers may reasonably request.

(n)             If required by the Indenture, promptly following the Guarantee Date, the Company shall cause each Guarantor to provide the Guarantee.

(o)             Promptly following the Guarantee Date, if any Guarantor is required to provide the Guarantee under the terms of the Indenture, the Company shall cause such Guarantors to execute a joinder agreement (the “Joinder Agreement”) to the Registration Rights Agreement, at which time such Guarantors, without any further action by any person, shall become parties to the Registration Rights Agreement.

The Company also agrees that, without the prior written consent of the Representatives, on behalf of the Initial Purchasers, it will not, during the period beginning on the date hereof and continuing to and including the Closing Date, offer, sell, contract to sell or otherwise dispose of any debt securities of the Company or warrants to purchase debt securities of the Company substantially similar to the Securities (other than the sale of the Securities under this Agreement and the New AbbVie Exchange Notes offered pursuant to the Exchange Offers and, for the avoidance of doubt, issuances of commercial paper, to the extent considered securities).

7.             Offering of Securities; Restrictions on Transfer. (a) Each Initial Purchaser, severally and not jointly, represents and warrants that such Initial Purchaser is a qualified institutional buyer as defined in Rule 144A (a “QIB”). Each Initial Purchaser, severally and not jointly, agrees with the Company that (i) it will not solicit offers for, or offer or sell, such Securities by any General Solicitation, other than a permitted communication listed on Schedule II hereto, or those made with the prior written consent of the Company, or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act, (ii) it will sell such Securities in the United States only to persons that it reasonably believes to be QIBs, and (iii) in the case of offers outside the United States it will solicit offers for such Securities only from, and will offer such Securities only to, persons that it reasonably believes to be persons other than U.S. persons (“foreign purchasers,” which term shall include dealers or other professional fiduciaries in the United States acting on a discretionary basis for foreign beneficial owners (other than an estate or trust)) in reliance upon Regulation S under the Securities Act that, in each case, in purchasing such Securities are deemed to have represented and agreed as provided in the Final Memorandum under the caption “Transfer Restrictions”.

(b)             Each Initial Purchaser, severally and not jointly, represents, warrants, and agrees with respect to offers and sales outside the United States that:

(i)               such Initial Purchaser understands that no action has been or will be taken in any jurisdiction by the Company that would permit a public offering of the Securities, or possession or distribution of the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum or any other offering or publicity material relating to the Securities, in any country or jurisdiction where action for that purpose is required;

(ii)              the Securities have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Rule 144A or Regulation S under the Securities Act or pursuant to another exemption from the registration requirements of the Securities Act;

(iii)             such Initial Purchaser has offered the Securities and will offer and sell the Securities (A) as part of its distribution at any time and (B) otherwise until 40 days after the later of the commencement of the offering and the Closing Date, only in accordance with Rule 903 of Regulation S or as otherwise permitted in Section 7(a); accordingly, neither such Initial Purchaser, its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities, and any such Initial Purchaser, its affiliates and any such persons have complied and will comply with the offering restrictions requirement of Regulation S;

(iv)             such Initial Purchaser will comply with the selling restrictions as provided in the Final Memorandum under the caption “Plan of Distribution”.

(v)              at or prior to confirmation of sales of the Securities, such Initial Purchaser will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Securities from it during the restricted period a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered and sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and the Closing Date, except in either case in accordance with Regulation S (or Rule 144A if available) under the Securities Act. Terms used above have the meaning given to them by Regulation S.”

(vi)             Terms used in this Section 7(b) have the meanings given to them by Regulation S.

8.             Indemnity and Contribution. (a) The Company will indemnify and hold harmless each Initial Purchaser, the directors, officers and employees of each Initial Purchaser and each person who controls any Initial Purchaser within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of any Initial Purchaser within the meaning of Rule 405 under the Securities Act, from and against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Preliminary Memorandum, the Time of Sale Memorandum, any Additional Written Offering Communication prepared by or on behalf of, used by, or referred to by the Company, the Final Memorandum or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary in order to make the statements therein in the light of the circumstances under which they were made not misleading, and will reimburse each such indemnified party for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission or alleged untrue statement or omission based upon any Initial Purchaser Information (defined below). The Company hereby acknowledges that the only such information are the statements set forth in the second sentence of the fifth paragraph and the sixth, seventh and eighth paragraphs under the section “Plan of Distribution” in the Preliminary Memorandum and the Time of Sale Memorandum (collectively, the “Initial Purchaser Information”).

(b)             Each Initial Purchaser agrees, severally and not jointly, to indemnify and hold harmless the Company, its directors, officers and employees and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Initial Purchaser, but only with respect to any Initial Purchaser Information.

(c)             Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party except to the extent such omission materially prejudices the indemnifying party. In case any such action shall be brought against any indemnified party, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation. Notwithstanding the foregoing, if the indemnified party has determined, in its reasonable judgment, that there may be one or more defenses available to the indemnified party which may be different from or additional to those available to the indemnifying party and that the existence of such different or additional defenses creates, in the reasonable judgment of such indemnified party, a conflict in connection with the joint representation of the indemnified party and the indemnifying party, then the indemnified party shall have the right to employ separate counsel and in that event the reasonable fees and expenses of such separate counsel for the indemnified party shall be paid by the indemnifying party; provided, however, that the indemnifying party shall only be obligated to pay the reasonable fees and expenses of a single law firm (and any reasonably necessary local counsel) employed by all of the indemnified parties unless any indemnified party has determined, in its reasonable judgment, that there may be one or more defenses available to it which may be different from or additional to those available to another indemnified party and that the existence of such different or additional defense creates, in its reasonable judgment, a conflict in connection with the joint representation of the indemnified parties, in which case the indemnifying party shall be obligated to pay the reasonable fees and expenses of a separate single law firm (and any reasonably necessary local counsel) employed by each such indemnified party to which such conflict relates. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (x) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (y) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party;

(d)             If the indemnification provided for in this Section 8 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Initial Purchasers on the other from the offering of the Securities to which such loss, claim, damage or liability (or action in respect thereof) relates. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the indemnified party failed to give the notice required under subsection (c) above, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Initial Purchasers on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and such Initial Purchasers on the other shall be deemed to be in the same proportion as the total net proceeds from such offering (before deducting expenses) received by the Company bear to the total discounts and commissions received by such Initial Purchasers. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or such Initial Purchasers on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this subsection (d) were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (d), no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Securities resold by it in the initial placement of such Securities exceeds the amount of any damages which such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The obligations of the Initial Purchasers in this subsection (d) to contribute are several in proportion to their respective obligations with respect to such Securities and not joint; and

(e)            The obligations of the Company under this Section 8 shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls any Initial Purchaser within the meaning of the Securities Act; and the obligations of the Initial Purchasers under this Section 8 shall be in addition to any liability which the respective Initial Purchasers may otherwise have and shall extend, upon the same terms and conditions, to (i) each director of the Company and (ii) each person, if any, who controls the Company within the meaning of the Securities Act.

The indemnity and contribution provisions contained in this Section 8 and the representations, warranties and other statements of the Company contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Initial Purchaser, any person controlling any Initial Purchaser or any affiliate of any Initial Purchaser or by or on behalf of the Company, its officers or directors or any person controlling the Company and (iii) acceptance of and payment for any of the Securities.

9.            Termination. The Initial Purchasers may terminate this Agreement by notice given by you to the Company, if after the execution and delivery of this Agreement and prior to the Closing Date there shall have occurred: (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange; (ii) a suspension of trading of the Company’s securities by the Commission or the New York Stock Exchange; (iii) a general moratorium on commercial banking activities in New York declared by either Federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States or with respect to the Clearstream or Euroclear systems in Europe; (iv) the outbreak or escalation of hostilities involving the United States or the occurrence of any other calamity or crisis involving the United States; (v) any material adverse change in financial markets, if the effect of any such event specified in clause (iv) or (v), in the judgment of the Representatives, makes it impracticable or inadvisable to proceed with the offer, sale or delivery of the Securities on the terms and in the manner contemplated in the Time of Sale Memorandum or the Final Memorandum.

10.           Effectiveness; Defaulting Initial Purchasers. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

(a) If, on the Closing Date, any one or more of the Initial Purchasers shall fail or refuse to purchase the Securities that it has or they have agreed to purchase hereunder on such date, and the aggregate principal amount of the Securities which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase is not more than one-tenth of the aggregate principal amount of the Securities to be purchased on such date, the other Initial Purchasers shall be obligated severally in the proportions that the principal amount of the Securities set forth opposite their respective names in Schedule I hereto bears to the aggregate principal amount of the Securities set forth opposite the names of all such non-defaulting Initial Purchasers, or in such other proportions as the Representatives may specify, to purchase the portion of such Initial Purchasers’ Securities which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase on such date; provided that in no event shall the principal amount of the Securities that any Initial Purchaser has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 10 by an amount in excess of one-ninth of such principal amount of the Securities without the written consent of such Initial Purchaser. If, on the Closing Date any Initial Purchaser or Initial Purchasers shall fail or refuse to purchase Securities and the aggregate principal amount of the Securities with respect to which such default occurs is more than one-tenth of the aggregate principal amount of the Securities to be purchased on such date, and arrangements satisfactory to the Representatives, the Company, for the purchase of such Securities are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Initial Purchaser and the Company. In any such case, either the Representatives or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Time of Sale Memorandum, the Final Memorandum or in any other documents or arrangements may be effected. Any action taken under this paragraph shall not relieve any defaulting Initial Purchaser from liability in respect of any default of such Initial Purchaser under this Agreement.

(b) If this Agreement shall be terminated pursuant to Section 10(a) hereof, the Company shall not then be under any liability to any Initial Purchaser except as provided in Sections 6(g) and 8 hereof; but, if for any other reason Securities are not delivered by or on behalf of the Company as provided herein (other than the occurrence of any of the events described in clauses (ii) (solely to the extent that such event is not caused by conduct of the Company), (iii), (iv) or (v) of Section 9), the Company will reimburse the Initial Purchasers through the Representatives for all out-of-pocket expenses approved in writing by the Representatives, including fees and disbursements of counsel, reasonably incurred by the Initial Purchasers in making preparations for the purchase, sale and delivery of such Securities, but the Company shall then be under no further liability to any Initial Purchaser with respect to such Securities except as provided in Sections 6(g) and 8 hereof.

11.          Entire Agreement. (a) This Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes all oral statements and prior writings with respect thereto (including any engagement letters entered into between the Company and any of the Initial Purchasers). This Agreement may not be amended or modified except by a writing executed by each of the parties hereto. Section headings herein are for convenience only and are not a part of this Agreement.

(b)            The Company acknowledges that in connection with the offering of the Securities: (i) the Initial Purchasers have acted at arms-length, are not agents of, and owe no fiduciary duties to, the Company or any other person, (ii) the Initial Purchasers owe the Company only those duties and obligations set forth in this Agreement and prior written agreements (to the extent not superseded by this Agreement) if any, and (iii) the Initial Purchasers may have interests that differ from those of the Company. The Company waives to the full extent permitted by applicable law any claims it may have against the Initial Purchasers arising from an alleged breach of fiduciary duty in connection with the offering of the Securities.

12.            Recognition of the U.S. Special Resolution Regimes. (a) In the event that any Initial Purchaser that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Initial Purchaser of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b)             In the event that any Initial Purchaser that is a Covered Entity or a BHC Act Affiliate of such Initial Purchaser becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Initial Purchaser are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

For purposes of this Section 12, “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k). “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b). “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable. “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

13.           Patriot Act. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Initial Purchasers are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Initial Purchasers to properly identify their respective clients.

14.           Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

15.          Waiver of Jury Trial. The Company and each of the Initial Purchasers hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

16.           Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

17.           Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

18.           Notices. All communications hereunder shall be in writing and effective only upon receipt and (i) if to the Initial Purchasers shall be delivered, mailed or sent to you in care of:

(a)            Morgan Stanley & Co. LLC, 1585 Broadway, 29th Floor, New York, NY 10036, Attention: Investment Banking Division;

(b)           BofA Securities, Inc., 50 Rockefeller Plaza, NY1-050-12-01 New York, NY 10020, Attention: High Grade Debt Capital Markets Transaction Management/Legal; and

(c)            Barclays Capital Inc., 745 Seventh Avenue, New York, New York 10019, Attention: Syndicate Registration; and (ii) if to the Company shall be delivered, mailed or sent to AbbVie Inc., 1 North Waukegan Road, North Chicago, Illinois 60064, Attention: Treasurer.

19.          Disclosure Authorization. The Company is authorized, subject to applicable law, to disclose any and all aspects of this potential transaction that are necessary to support any U.S. federal income tax benefits expected to be claimed with respect to such transaction, without the Initial Purchasers imposing any limitation of any kind.

[Signature Pages Follow]

Very truly yours,

ABBVIE INC.

By:	/s/ Tabetha Skarbek
Name: Tabetha Skarbek
Title: Vice President and Treasurer

Signature Page to Purchase Agreement

Accepted as of the date hereof
Morgan Stanley & Co. LLC
BofA Securities, Inc.
Barclays Capital Inc.

Acting severally on behalf of themselves and the several Initial Purchasers named in Schedule I hereto.

By:	Morgan Stanley & Co. LLC

By:	/s/ Ian Drewe
Name: Ian Drewe
Title: Executive Director

By: BOFA SECURITIES, INC.

By:	/s/ Keith Harman
Name: Keith Harman
Title: Managing Director

By: BARCLAYS CAPITAL INC.

By:	/s/ James Gutow
Name: James Gutow
Title: Managing Director

Signature Page to Purchase Agreement

Schedule I

Initial Purchaser	Principal Amount of Senior Floating Rate Notes Due May 2021 to be Purchased	Principal Amount of Senior Floating Rate Notes Due November 2021 to be Purchased	Principal Amount of Senior Floating Rate Notes Due 2022 to be Purchased	Principal Amount of 2.150% Senior Notes due 2021 to be Purchased	Principal Amount of 2.300% Senior Notes due 2022 to be Purchased	Principal Amount of 2.600% Senior Notes due 2024 to be Purchased	Principal Amount of 2.950% Senior Notes due 2026 to be Purchased	Principal Amount of 3.200% Senior Notes due 2029 to be Purchased	Principal Amount of 4.050% Senior Notes due 2039 to be Purchased	Principal Amount of 4.250% Senior Notes due 2049 to be Purchased
Morgan Stanley & Co. LLC	$165,000,000	$165,000,000	$165,000,000	$385,000,000	$660,000,000	$825,000,000	$880,000,000	$1,210,000,000	$880,000,000	$1,265,000,000
BofA Securities, Inc..	165,000,000	165,000,000	165,000,000	385,000,000	660,000,000	825,000,000	880,000,000	1,210,000,000	880,000,000	1,265,000,000
Barclays Capital Inc.	49,275,000	49,275,000	49,275,000	114,975,000	197,100,000	246,375,000	262,800,000	361,350,000	262,800,000	377,775,000
MUFG Securities Americas Inc.	72,000,000	72,000,000	72,000,000	168,000,000	288,000,000	360,000,000	384,000,000	528,000,000	384,000,000	552,000,000
BNP Paribas Securities Corp.	49,275,000	49,275,000	49,275,000	114,975,000	197,100,000	246,375,000	262,800,000	361,350,000	262,800,000	377,775,000
Citigroup Global Markets Inc.	49,275,000	49,275,000	49,275,000	114,975,000	197,100,000	246,375,000	262,800,000	361,350,000	262,800,000	377,775,000
HSBC Securities (USA) Inc.	49,275,000	49,275,000	49,275,000	114,975,000	197,100,000	246,375,000	262,800,000	361,350,000	262,800,000	377,775,000
Credit Suisse Securities (USA) LLC	18,975,000	18,975,000	18,975,000	44,275,000	75,900,000	94,875,000	101,200,000	139,150,000	101,200,000	145,475,000
Deutsche Bank Securities Inc.	18,975,000	18,975,000	18,975,000	44,275,000	75,900,000	94,875,000	101,200,000	139,150,000	101,200,000	145,475,000
SG Americas Securities, LLC	18,975,000	18,975,000	18,975,000	44,275,000	75,900,000	94,875,000	101,200,000	139,150,000	101,200,000	145,475,000
Wells Fargo Securities, LLC	18,975,000	18,975,000	18,975,000	44,275,000	75,900,000	94,875,000	101,200,000	139,150,000	101,200,000	145,475,000
Mizuho Securities USA LLC	18,975,000	18,975,000	18,975,000	44,275,000	75,900,000	94,875,000	101,200,000	139,150,000	101,200,000	145,475,000
RBC Capital Markets, LLC	18,975,000	18,975,000	18,975,000	44,275,000	75,900,000	94,875,000	101,200,000	139,150,000	101,200,000	145,475,000
Santander Investment Securities Inc.	18,975,000	18,975,000	18,975,000	44,275,000	75,900,000	94,875,000	101,200,000	139,150,000	101,200,000	145,475,000
DNB Markets, Inc.	4,725,000	4,725,000	4,725,000	11,025,000	18,900,000	23,625,000	25,200,000	34,650,000	25,200,000	36,225,000
Lloyds Securities Inc.	4,725,000	4,725,000	4,725,000	11,025,000	18,900,000	23,625,000	25,200,000	34,650,000	25,200,000	36,225,000
U.S. Bancorp Investments, Inc.	4,725,000	4,725,000	4,725,000	11,025,000	18,900,000	23,625,000	25,200,000	34,650,000	25,200,000	36,225,000
Siebert Williams Shank & Co., LLC	3,900,000	3,900,000	3,900,000	9,100,000	15,600,000	19,500,000	20,800,000	28,600,000	20,800,000	29,900,000
Total	750,000,000	750,000,000	750,000,000	1,750,000,000	3,000,000,000	3,750,000,000	4,000,000,000	5,500,000,000	4,000,000,000	5,750,000,000

I-1

Schedule II

Permitted Communications

Time of Sale Information

Pricing Term Sheet dated November 12, 2019, attached as Annex I hereto.

Supplemental Marketing Material

Each electronic “road show” as defined in Rule 433(h) furnished to the Initial Purchasers prior to use that the Initial Purchasers and Company have agreed may be used in connection with the offering of the Securities

Permitted General Solicitations other than Permitted Additional Written Offering Communications set forth above

None

II-1

ANNEX I

Pricing Term Sheet

Additional Written Offering Communication (to the Preliminary Offering Memorandum dated November 6, 2019)

AbbVie Inc.

Pricing Term Sheet
November 12, 2019

$750,000,000 Senior Floating Rate Notes Due May 2021 (the “May 2021 Floating Rate Notes”)

$750,000,000 Senior Floating Rate Notes Due November 2021 (the “November 2021 Floating Rate Notes”)

$750,000,000 Senior Floating Rate Notes Due 2022 (the “2022 Floating Rate Notes”)

$1,750,000,000 2.150% Senior Notes Due 2021 (the “2021 Notes”)

$3,000,000,000 2.300% Senior Notes Due 2022 (the “2022 Notes”)

$3,750,000,000 2.600% Senior Notes Due 2024 (the “2024 Notes”)

$4,000,000,000 2.950% Senior Notes Due 2026 (the “2026 Notes”)

$5,500,000,000 3.200% Senior Notes Due 2029 (the “2029 Notes”)

$4,000,000,000 4.050% Senior Notes Due 2039 (the “2039 Notes”)

$5,750,000,000 4.250% Senior Notes Due 2049 (the “2049 Notes”)

Terms Applicable to Each Series of the Notes
Issuer:	AbbVie Inc.
Trade Date:	November 12, 2019
Settlement Date*:	November 21, 2019 (T+7)
Form of Offering:	Rule 144A and Regulation S with registration rights
Current Issuer Ratings**:	Baa2 (Stable) by Moody’s Investors Service, Inc. / A- (Credit Watch Negative) by Standard & Poor’s Ratings Services
Special Mandatory Redemption:	Subject to the Special Mandatory Redemption as described in the Preliminary Offering Memorandum
Joint Book-Running Managers:

Morgan Stanley & Co. LLC (All Notes)

BofA Securities, Inc. (All Notes)

Barclays Capital Inc. (All Notes)

MUFG Securities Americas Inc. (All Notes)

BNP Paribas Securities Corp. (2022 Floating Rate Notes, 2022 Notes, 2039 Notes, 2049 Notes)

Citigroup Global Markets Inc. (November 2021 Floating Rate Notes, 2021 Notes, 2039 Notes, 2049 Notes)

HSBC Securities (USA) Inc. (2024 Notes, 2026 Notes, 2029 Notes)

Credit Suisse Securities (USA) LLC (November 2021 Floating Rate Notes, 2022 Floating Rate Notes, 2021 Notes, 2022 Notes)

Deutsche Bank Securities Inc. (May 2021 Floating Rate Notes, 2029 Notes)

SG Americas Securities, LLC (2026 Notes)

Wells Fargo Securities, LLC (May 2021 Floating Rate Notes, 2024 Notes)

Annex I-1

Terms Applicable to Each Series of the Notes

Co-Managers:	Mizuho Securities USA LLC RBC Capital Markets, LLC Santander Investment Securities Inc. DNB Markets, Inc. Lloyds Securities Inc. U.S. Bancorp Investments, Inc. Siebert Williams Shank & Co., LLC

Terms Applicable to the Senior Floating Rate Notes Due May 2021
Aggregate Principal Amount:	$750,000,000
Final Maturity Date:	May 21, 2021
Offering Price:	100.000% of principal amount, plus accrued and unpaid interest, if any, from November 21, 2019
Interest Payment Dates:	February 21, May 21, August 21, November 21, commencing February 21, 2020
Coupon:	3-month LIBOR + 35 bps, accruing from and including November 21, 2019
Interest Reset Dates:	February 21, May 21, August 21 and November 21
Day Count Convention:	Actual / 360
Business Day Convention:	Modified Following (Adjusted)
Par Call Date:	Not applicable
CUSIP / ISIN:	00287Y BT5 / US00287YBT55 (144A) U0029Q AT3 / USU0029QAT32 (Reg S)

Terms Applicable to the Senior Floating Rate Notes Due November 2021
Aggregate Principal Amount:	$750,000,000
Final Maturity Date:	November 19, 2021
Offering Price:	100.000% of principal amount, plus accrued and unpaid interest, if any, from November 21, 2019
Interest Payment Dates:	February 19, May 19, August 19, November 19, commencing February 19, 2020
Coupon:	3-month LIBOR + 46 bps, accruing from and including November 21, 2019
Interest Reset Dates:	February 19, May 19, August 19 and November 19
Day Count Convention:	Actual / 360
Business Day Convention:	Modified Following (Adjusted)
Par Call Date:	Not applicable
CUSIP / ISIN:	00287Y BJ7 / US00287YBJ73 (144A) U0029Q AM8 / USU0029QAM88 (Reg S)

Annex I-2

Terms Applicable to the Senior Floating Rate Notes Due 2022
Aggregate Principal Amount:	$750,000,000
Final Maturity Date:	November 21, 2022
Offering Price:	100.000% of principal amount, plus accrued and unpaid interest, if any, from November 21, 2019
Interest Payment Dates:	February 21, May 21, August 21, November 21, commencing February 21, 2020
Coupon:	3-month LIBOR + 65 bps, accruing from and including November 21, 2019
Interest Reset Dates:	February 21, May 21, August 21 and November 21
Day Count Convention:	Actual / 360
Business Day Convention:	Modified Following (Adjusted)
Par Call Date:	Not applicable
CUSIP / ISIN:	00287Y BN8 / US00287YBN85 (144A) U0029Q AP1 / USU0029QAP10 (Reg S)

Terms Applicable to the 2.150% Senior Notes due 2021
Aggregate Principal Amount:	$1,750,000,000
Final Maturity Date:	November 19, 2021
Offering Price:	99.985% of principal amount, plus accrued and unpaid interest, if any, from November 21, 2019
Benchmark Treasury:	UST 1.500% due October 31, 2021
Benchmark Treasury Price and Yield:	99-22 1/4; 1.658%
Spread to Benchmark Treasury:	50 bps
Coupon:	2.150%
Yield to Maturity:	2.158%
Interest Payment Dates:	May 19 and November 19, commencing May 19, 2020
Par Call Date:	Not applicable
Make-Whole Call:	T+10 bps
Day Count Convention:	30 / 360
CUSIP / ISIN:	00287Y BG3 / US00287YBG35 (144A) U0029Q AL0 / USU0029QAL06 (Reg S)

Terms Applicable to the 2.300% Senior Notes due 2022
Aggregate Principal Amount:	$3,000,000,000
Final Maturity Date:	November 21, 2022
Offering Price:	99.902% of principal amount, plus accrued and unpaid interest, if any, from November 21, 2019
Benchmark Treasury:	UST 1.625% due November 15, 2022

Annex I-3

Terms Applicable to the 2.300% Senior Notes due 2022
Benchmark Treasury Price and Yield:	99-26+; 1.684%
Spread to Benchmark Treasury:	65 bps
Coupon:	2.300%
Yield to Maturity:	2.334%
Interest Payment Dates:	May 21 and November 21, commencing May 21, 2020
Par Call Date:	Not applicable
Make-Whole Call:	T+10 bps
Day Count Convention:	30 / 360
CUSIP / ISIN:	00287Y BL2 / US00287YBL20 (144A) U0029Q AN6 / USU0029QAN61 (Reg S)

Terms Applicable to the 2.600% Senior Notes due 2024
Aggregate Principal Amount:	$3,750,000,000
Final Maturity Date:	November 21, 2024
Offering Price:	99.911% of principal amount, plus accrued and unpaid interest, if any, from November 21, 2019
Benchmark Treasury:	UST 1.500% due October 31, 2024
Benchmark Treasury Price and Yield:	98-30 3/4; 1.719%
Spread to Benchmark Treasury:	90 bps
Coupon:	2.600%
Yield to Maturity:	2.619%
Interest Payment Dates:	May 21 and November 21, commencing May 21, 2020
Par Call Date:	October 21, 2024 (1 month)
Make-Whole Call:	T+15 bps
Day Count Convention:	30 / 360
CUSIP / ISIN:	00287Y BQ1 / US00287YBQ17 (144A) U0029Q AQ9 / USU0029QAQ92 (Reg S)

Terms Applicable to the 2.950% Senior Notes due 2026
Aggregate Principal Amount:	$4,000,000,000
Final Maturity Date:	November 21, 2026
Offering Price:	99.881% of principal amount, plus accrued and unpaid interest, if any, from November 21, 2019
Benchmark Treasury:	UST 1.625% due October 31, 2026
Benchmark Treasury Price and Yield:	98-23+; 1.819%
Spread to Benchmark Treasury:	115 bps
Coupon:	2.950%
Yield to Maturity:	2.969%
Interest Payment Dates:	May 21 and November 21, commencing May 21, 2020

Annex I-4

Terms Applicable to the 2.950% Senior Notes due 2026
Par Call Date:	September 21, 2026 (2 months)
Make-Whole Call:	T+20 bps
Day Count Convention:	30 / 360
CUSIP / ISIN:	00287Y BU2 / US00287YBU29 (144A) U0029Q AU0 / USU0029QAU05 (Reg S)

Terms Applicable to the 3.200% Senior Notes due 2029
Aggregate Principal Amount:	$5,500,000,000
Final Maturity Date:	November 21, 2029
Offering Price:	99.975% of principal amount, plus accrued and unpaid interest, if any, from November 21, 2019
Benchmark Treasury:	UST 1.750% due November 15, 2029
Benchmark Treasury Price and Yield:	98-19+; 1.903%
Spread to Benchmark Treasury:	130 bps
Coupon:	3.200%
Yield to Maturity:	3.203%
Interest Payment Dates:	May 21 and November 21, commencing May 21, 2020
Par Call Date:	August 21, 2029 (3 months)
Make-Whole Call:	T+20 bps
Day Count Convention:	30 / 360
CUSIP / ISIN:	00287Y BW8 / US00287YBW84 (144A) U0029Q AV8 / USU0029QAV87 (Reg S)

Terms Applicable to the 4.050% Senior Notes due 2039
Aggregate Principal Amount:	$4,000,000,000
Final Maturity Date:	November 21, 2039
Offering Price:	99.647% of principal amount, plus accrued and unpaid interest, if any, from November 21, 2019
Benchmark Treasury:	UST 2.250% due August 15, 2049
Benchmark Treasury Price and Yield:	97-10; 2.376%
Spread to Benchmark Treasury:	170 bps
Coupon:	4.050%
Yield to Maturity:	4.076%
Interest Payment Dates:	May 21 and November 21, commencing May 21, 2020
Par Call Date:	May 21, 2039 (6 months)
Make-Whole Call:	T+25 bps
Day Count Convention:	30 / 360
CUSIP / ISIN:	00287Y BR9 / US00287YBR99 (144A) U0029Q AR7 / USU0029QAR75 (Reg S)

Annex I-5

Terms Applicable to the 4.250% Senior Notes due 2049
Aggregate Principal Amount:	$5,750,000,000
Final Maturity Date:	November 21, 2049
Offering Price:	99.563% of principal amount, plus accrued and unpaid interest, if any, from November 21, 2019
Benchmark Treasury:	UST 2.250% due August 15, 2049
Benchmark Treasury Price and Yield:	97-10; 2.376%
Spread to Benchmark Treasury:	190 bps
Coupon:	4.250%
Yield to Maturity:	4.276%
Interest Payment Dates:	May 21 and November 21, commencing May 21, 2020
Par Call Date:	May 21, 2049 (6 months)
Make-Whole Call:	T+30 bps
Day Count Convention:	30 / 360
CUSIP / ISIN:	00287Y BS7 / US00287YBS72 (144A) U0029Q AS5 / USU0029QAS58 (Reg S)

*We expect that delivery of the Notes will be made against payment therefor on November 21, 2019, which will be the seventh business day following the date of pricing of the Notes (such settlement cycle being referred to as “T+7”). Under Rule 15c6-1 promulgated under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date hereof or in the next four succeeding business days will be required, by virtue of the fact that the Notes initially will settle in T+7, to specify alternative settlement arrangements to prevent a failed settlement. Such purchasers should consult their own advisors.

**These issuer ratings are not a recommendation to buy, sell or hold the Notes or, if any, the Allergan Guarantees related thereto (collectively, the “Securities”). The ratings may be subject to revision or withdrawal at any time by the relevant rating agency. Each of the issuer ratings included herein should be evaluated independently of any other issuer rating. No report of any rating agency is incorporated by reference herein.

This material is confidential and is for your information only and is not intended to be used by anyone other than you. This information does not purport to be a complete description of the Securities or the offering thereof. Please refer to the Preliminary Offering Memorandum for a complete description.

This pricing term sheet supplements the Preliminary Offering Memorandum issued by AbbVie Inc. on November 6, 2019 (the “Preliminary Offering Memorandum”) and supersedes the information in the Preliminary Offering Memorandum. Other information (including financial information) presented in the Preliminary Offering Memorandum is deemed to have changed to the extent effected by the changes described herein. Otherwise, this Pricing Term Sheet is qualified in its entirety by reference to the Preliminary Offering Memorandum and should be read together with the Preliminary Offering Memorandum before a decision is made in connection with an investment in the Notes. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Offering Memorandum.

Annex I-6

The Notes (including the Allergan Guarantees, if any) have not been registered under the Securities Act of 1933, as amended (the “Act”) or the securities laws of any other jurisdiction, and may not be offered or sold within the United States, or to or for the account or benefit of U.S. persons, unless an exemption from the registration requirements of the Act is available. Accordingly, the Notes are being offered and sold only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Act and to certain non-U.S. persons outside the United States in reliance on Regulation S under the Act.

This communication does not constitute an offer to sell, or a solicitation of an offer to buy, any securities in any jurisdiction where it is unlawful or where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the Notes.

A copy of the final offering memorandum may be obtained by contacting Morgan Stanley & Co. LLC at 1-866-718-1649; BofA Securities, Inc. at 1-800-294-1322; or Barclays Capital Inc. at 1-888-603-5847.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

Annex I-7